                          EXHIBIT 4.1.3
                  CONVEYANCE OF ADJUSTABLE
                 OVERRIDING ROYALTY INTEREST


                          Recitals:

         A.  Inland Production Company, a Texas corporation
(herein called "Grantor") owns certain oil, gas and/or mineral properties more particularly described herein as the "Subject Interests."

         B. Grantor desires to convey to TCW DR IV Royalty Partnership, L.P. (herein called "Grantee") an overriding royalty interest (hereinafter more particularly described as the "Overriding Royalty") that may be adjusted downward as of the "Recalculation Date" (below defined), depending upon certain circumstances and factors more particularly described below.


                          ARTICLE I

                        Defined Terms

         "Affiliate" shall mean any Person directly or indirectly owning or holding with power to vote 10% or more of the outstanding voting securities of Grantor, any person with 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Grantor, any person directly or indirectly controlling, controlled by or under common control with Grantor, and any officer, director, partner or sanguinal or affinal kin of Grantor or any person otherwise described in this definition.

         "Applicable Environmental Laws" shall have the meaning assigned to it in Section 5.4.

         "Applicable Percentage" shall mean, with respect to each portion of Subject Lands identified in Part One of Exhibit
A, the percentage set forth in connection therewith opposite the words "Working Interest."

         "Burdened Interest" shall mean the Subject Interests less the Overriding Royalty.

         "Credit Agreement" shall have the meaning assigned to it in the Royalty Agreement.

         "Effective Date" shall mean 7:00 a.m. local time at the locations of the Subject Interests, respectively, on November 29, 1995.

         "Final Date" shall have the meaning assigned to it in the Royalty Agreement.

         "Loan Payout Date" shall have the meaning assigned to it in the Royalty Agreement.

         "Mortgage" shall mean that certain Deed of Trust, Mortgage, Line of Credit Mortgage, Assignment, Security
Agreement, Fixture Filing and Financing Statement of even date herewith from Grantor in favor of First American Title
Company of Utah, as trustee, and TCW Asset Management
Company, as Collateral Agent.

         "October 19 Interline Contract" shall mean that certain
Gas Purchase Agreement dated as of October 19, 1988, by and between Lomax Exploration Company et al, as sellers, and Interline, as buyer.

         "October 24 Interline Contract" shall mean that certain
Gas Purchase Agreement dated as of October 24, 1988, by and between Lomax Exploration Company et al, as sellers, and Interline, as buyer.

         "ORRI Percentage" shall be defined as follows:

             (a)   Until the Recalculation Date, the ORRI
                   Percentage shall be seven percent (7%).

             (b) From and after the Recalculation Date and until the Final Date, the ORRI Percentage shall be adjusted downward to three percent (3%), in the event that both of the following conditions are satisfied on the Recalculation
                   Date: (i) the Smith Transaction has been completed on or before March 20, 1997, and
                   (ii) no Event of Default, as defined in the Credit Agreement, has occurred at any time on or before the Loan Payout Date; provided that, the ORRI percentage shall not be adjusted downward as of the Recalculation Date, but instead shall remain at seven percent (7%) until the Final Date if either of such conditions is not satisfied on the Recalculation Date.

             (c)   From and after the Final Date, the ORRI
                   Percentage shall be adjusted downward to 0%, effectively terminating the Overriding
                   Royalty.

         "Overproduced Position" shall mean a position that arises as a result of a party (and/or its predecessors in title) taking more production from a property than its ownership interest in such property would, but for a gas balancing or similar agreement, entitle it to take.

         "Overriding Royalty" shall have the meaning assigned to it in Section 2.1.

         "Parent" shall have the meaning assigned to it in the Credit Agreement.

         "Part One Properties" shall mean the oil, gas and/or other minerals in, under and/or that may be produced from or otherwise allocable to the Subject Lands, together with all unitization, communitization and/or pooling agreements, declarations and/or orders (and the rights, titles and interests created thereby) related thereto.

         "Part Two Properties" shall mean all of Grantor's right, title and interest, net of all valid and existing burdens, in and to the oil, gas and/or other minerals in, under and/or that may be produced from, or otherwise allocable to, the properties, rights and interests described in Part Two of Exhibit A hereto, together with all of Grantor's right, title and interest in and to any unitization, communitization and/or pooling agreements, declarations and/or orders (and the rights, titles and interests created thereby) related thereto.

         "Permissible Charges" shall mean all taxes assessed against or measured by production and severance of ORRI
Hydrocarbons or the value thereof, including severance taxes.

         "Person" shall include an individual, an estate, a corporation, a partnership, an association, a joint stock company, a trust, a trustee, an estate, an executor or administrator, an organization, a governmental unit or agency or any other legally recognizable entity.

         "Recalculation Date" shall have the meaning assigned to it in the Royalty Agreement.

         "Royalty Agreement" means that certain Royalty Agreement of even date herewith between Grantor, Grantee and TCW.

         "Smith" means Randall D. Smith or any of his successors or assigns to the ownership of the Smith Properties or to the ownership of the Smith Warrants.

         "Smith Properties" means the wells and leases farmed out to Randall D. Smith by Parent and Grantor pursuant to that certain Farmout Agreement dated July 1, 1995.

         "Smith Transaction" means either the occurrence of all of the transactions and events described in the following subparagraph (a) or the occurrence of all of the transactions and events described in the following subparagraph (b):

             (a) the acquisition, effective on or before the date
         such acquisition is consummated, of all of the Smith Properties by Grantor (either directly from Randall D. Smith or by capital contribution to Grantor from Parent) in consideration of the issuance by Parent of shares of Parent's common stock (and for no other consideration), and the delivery by Grantor to Grantee of a Conveyance burdening all such Smith Properties.

             (b) the exercise by Smith of all Smith Warrants, the
         receipt by Parent of all cash proceeds payable under the Smith Warrants upon such exercise, the contribution of all such cash by Parent to Grantor, and the application of all such cash by Grantor to the payment or prepayment of the Loan.

         "Smith Warrants" means the "Warrants" (as defined therein) held by Smith under that certain Warrant
Certificate dated as of November 22, 1995, issued by Parent to Randall D. Smith.

         "Subject Interests" shall mean (a) the undivided interests set forth in Part One of Exhibit A hereto in and to the Part One Properties, and (b) the Part Two Properties, collectively.

         "Subject Lands" shall mean those lands described in Part
One of Exhibit A, attached hereto and made a part hereof.

         "TCW" shall have the meaning assigned to it in the Royalty Agreement.

         "Underproduced Position" shall mean a position that arises as a result of a party (and/or its predecessors in title) taking less production from a property than its ownership interest in such property would, but for a gas balancing or similar agreement, entitle it to take.


                         ARTICLE II

                     Granting Provisions

         Section 2.1. Granting Clause. For a good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby GRANT, BARGAIN, SELL, TRANSFER, ASSIGN, CONVEY, WARRANT and DELIVER to
Grantee overriding royalty interests (collectively, the "Overriding Royalty") equal to and measured by the sum of
(a) the ORRI Percentage of the Applicable Percentage of each of the Part One Properties, and (b) the ORRI Percentage of each of the Part Two Properties.

         Section 2.2. Adjustment of the Overriding Royalty; Further Assurances. Grantor and Grantee agree to execute (or cause to be executed) any such instruments as may be necessary or appropriate in order to evidence of record in the appropriate filing jurisdictions that the ORRI Percentage has been adjusted (assuming it has been) as of the Recalculation Date and/or the Final Date.

         Section 2.3. No Proportionate Reduction -- the Part One Properties. It is understood and agreed that, though the Overriding Royalty may be conveyed by Grantor to Grantee out of Grantor's interest in the oil and gas leases, unit agreements or other agreements (the "Part One Leases") identified in Part One of Exhibit A, insofar as said Part
One Leases cover Subject Lands, the Overriding Royalty shall nonetheless be equal to the full ORRI Percentage of the Applicable Percentage of the oil, gas and/or other minerals in, under and/or that may be produced from the Subject
Lands, and shall not be reduced for any reason. Without limitation of the generality of the foregoing, the Overriding Royalty relating to the Part One Properties shall not be reduced if (a) the undivided interest of Grantor in a Part One Lease is less than a 100% interest in such Part One Lease (or is less than the interest, if any, stated on Exhibit A with respect to such Part One Lease), (b) the interest in oil, gas and/or other minerals in, under and/or that may be produced from any portion of the Subject Lands which is covered by a particular Part One Lease (or group of Part One Leases) is less than the entire interest in the oil, gas and/or other minerals in, under and/or that may be produced from such portion of the Subject Lands, or (c) if the share of production from any portion of Subject Lands to which Grantor is entitled by virtue of its ownership interest in the Part One Leases is less than the Applicable Percentage set forth on Exhibit A for such portion of the Subject Lands.

         Section 2.4. Permissible Charges. The Overriding Royalty shall be free of all pre-production, production and post-production charges, costs, expenses (including, without limitation operating expenses and marketing expenses) and taxes (including without limitation ad valorem or property taxes), other than the Permissible Charges. Notwithstanding any provision hereof to the contrary, the Overriding Royalty shall not apply to (a) any oil, gas and/or other minerals as are (i) unavoidably lost in operations on or relating to the Subject Interests or in marketing of oil, gas and/or other minerals from or attributable to the Subject Interests, or
(ii) consumed or utilized (e.g., as part of a re-injection program) in prudent operations conducted on the Subject Lands with a reasonable expectation of increasing ultimate recovery of oil, gas and/or other minerals from the Subject Interests; provided that, to the extent any oil, gas and/or other minerals utilized in operations conducted on the Subject Lands are subsequently re-produced, the Overriding Royalty shall apply to such re-produced volumes. Further notwithstanding any provision hereof to the contrary, (a) until the earlier to occur of October 31, 1997 or termination of the October 19 Interline Contract, any fees or other amounts deducted by Interline Natural Gas, Inc. ("Interline") under the terms of the October 19 Interline Contract prior to making payment to Grantor for gas sold to Interline pursuant to such contract shall be considered a Permissible Charge, and (b) until the earlier to occur of October 31, 1997 or termination of the October 24 Interline Contract, any fees or other amounts deducted by Interline Natural Gas, Inc. ("Interline") under the terms of the October 24 Interline Contract prior to making payment to Grantor for gas sold to Interline pursuant to such contract shall be considered a Permissible Charge.

         Section 2.5. Pooling Issues. Prior to the date hereof, certain of the Subject Interests may have been pooled or unitized for the production of oil, gas and/or minerals.
Without the joinder of Grantee with respect to the Overriding Royalty, Grantor shall not, from and after the date hereof, have the right and power to unitize, communitize or pool any portion or portions of the Overriding Royalty. If pursuant to any law, rule, regulation or order of any governmental body or official, any portion of the Subject Interests is automatically or involuntarily pooled, communitized or unitized in any manner, or if Grantee has joined in or agreed to any pooling, communitization or unitization, the Overriding
Royalty, insofar as it affects such Subject Interests, shall also be pooled, communitized and unitized. With respect to each existing pool or unit, and with respect to each pool or unit in which the Overriding Royalty is hereafter included in accordance with the foregoing, the Overriding Royalty in each portion of Subject Interests included in such pool or unit shall apply to the portion of production from such pool or unit which is attributable to such portion of Subject Interests under and by virtue of the applicable pooling, communitization and unitization agreements, designations and/or orders.

         Section 2.6. Renewals and Extensions. The Overriding Royalty shall apply to all renewals, extensions and other similar arrangements of any oil, gas and/or mineral lease, deed or any other interest included, in part or in whole, in the Subject Interests. A new lease or other instrument or agreement taken before the expiration of the existing lease or other instrument or agreement which it replaced or within one year after expiration of such lease or other instrument or agreement, and covering the same interest (or any part thereof) which was covered by the existing lease or other instrument or agreement, shall be considered a renewal or extension for the purposes hereof.

         Section 2.7. Gas Imbalances. It is hereby recognized that certain of the Subject Interests are or may be subject to Underproduced Positions. It is hereby further recognized and stipulated that the Overriding Royalty does and shall apply to the volumes of oil, gas or other hydrocarbons taken by Grantor in reducing or making up an Underproduced
Position (which volumes and any make-up rights relating thereto shall for all purposes hereof be included within the Subject Interests), whether the subject Underproduced
Position arose before, or arises after, the Effective Date hereof.

         Section 2.8. Fee, Royalty and Similar Interests. It is hereby recognized that certain of the Subject Interests may constitute or include (a) unleased mineral fee interests and unleased mineral rights or servitudes (the "Unleased Mineral Interests"), (b) mineral fee interests and mineral rights or servitudes that are owned by Grantor but subject to an existing oil, gas and/or mineral lease or similar agreement in favor of a third party or parties, which oil, gas and/or mineral lease or similar agreement entitles Grantor to be paid a royalty, either in kind or in money (the "Leased
Mineral Interests"), and (c) perpetual or term royalty or overriding royalty interests carved out of and burdening a mineral fee, right, servitude or lease owned by a third party or third parties (the "Royalty Interests") (the
Unleased Mineral Interests, the Leased Mineral Interests and the Royalty Interests are herein collectively called the "Non-Working Interest Properties"). It is hereby recognized and stipulated that the Overriding Royalty is payable out of and shall burden the Non-Working Interest Properties, just as it is payable out of and burdens the balance of the Subject Interests. By way of example (and not by way of limitation):

             (i) If Grantor owns an Unleased Mineral Interest that
         constitutes a 50% undivided mineral fee interest in a particular tract of land, the Overriding Royalty payable relative to such tract of land would, until the Recalculation Date, be equal to and measured by an undivided 7% of 50% of the oil, gas and/or other minerals in, under and/or that may be produced from the subject tract of land;

             (ii) If Grantor owns a Leased Mineral Interest that constitutes an undivided 50% mineral fee interest in a particular tract of land that is subject to a lease entitling Grantor to a 20% royalty interest, proportionately reduced, the Overriding Royalty payable relative to such tract of land would, until the Recalculation Date, be equal to and measured by an undivided 7% of 10% of the oil, gas and/or other minerals in, under and/or that may be produced from the subject tract of land; and

             (iii) If Grantor owns a Royalty Interest that constitutes a 1/32nd nonparticipating royalty interest in a particular tract of land, the Overriding Royalty payable relative to such tract of land would, until the Recalculation Date, be equal to and measured by an undivided 7% of 1/32nd of the oil, gas and/or other minerals in, under and/or that may be produced from the subject tract of land.

Grantee recognizes that, from and after the date hereof, Grantor may desire to execute oil, gas and/or mineral leases covering certain of the Unleased Mineral Interests. In this connection, Grantee recognizes and stipulates that Grantor may, and is hereby authorized to, execute any such future oil, gas and/or mineral lease covering an Unleased Mineral Interest or group of Unleased Mineral Interests (a "Future Lease"), upon and subject to the following terms, conditions and limitations:

         (a) Any Future Lease shall entitle Grantor to a royalty share of all oil, gas and/or other minerals produced under and allocable to such Future Lease that shall in no event be less than 1/8 of 8/8, it being recognized that the royalty share of Grantor (be it 1/8 or some greater fraction) may have to bear, in some or all of the Undeveloped Properties, all or some portion of the Overriding Royalty.

         (b) Any Future Lease must contain a clause expressly recognizing the burden of the Overriding Royalty.

         (c) Any Future Lease must have a primary term that does not exceed five (5) years, and a secondary term that can be extended only by production in paying or commercial quantities or by some other lease savings provision (such as a shut-in gas royalty provision or a continuous operations clause) commonly found in oil and gas leases executed by lessors that are sophisticated in oil and gas leasing transactions.

         (d) No Future Lease may cover in excess of 500 acres unless it contains such severance provisions (i.e., provisions that terminate an oil and gas lease as to lands and depths covered thereby that are not developed by the lessee with the diligence and dispatch) as would be included by a lessor that is sophisticated in oil and gas transactions.

         (e) Grantor may execute an agreement containing an option or similar arrangement (an "Option") exercisable by a third party to take a Future Lease covering an Unleased Mineral Interest, provided that any such Future Lease as may be executed as a result of the exercise by a third party of its Option must conform to the criteria set forth in items (a), (b), (c) and (d), above.

To the extent Grantor executes any particular Future Lease in compliance with the foregoing, the Overriding Royalty
Interest of Grantee in the oil, gas and/or other minerals in, under and/or that may be produced from the lands and depths covered by said Future Lease shall be covered by and subject to such Future Lease, the same as if Grantee had joined in the execution thereof, it being recognized that Grantor has retained, and does hereby retain, the executive rights (or the right to lease) with respect to the Overriding Royalty. By way of example (and not by way of limitation):

             If Grantor owns an Unleased Mineral Interest that constitutes an undivided 50% mineral fee interest in a particular tract of land, and Grantor hereafter executes a Future Lease covering such 50% mineral fee
             interest and such Future Lease provides for payment to Grantor of a 20% proportionately reduced royalty interest, the Overriding Royalty payable relative to such tract of land shall, until the Recalculation Date, be equal to and measured by an undivided 7% of the 20% royalty interest, to be proportionately reduced to take into account that the subject Future Lease covers only a 50% mineral fee interest, such
7%
             of the 20% royalty interest to be payable upon and subject to the terms of such Future Lease, leaving Grantor with the balance of the 20% royalty interest (i.e., 20% less 7%, or 14%), likewise to be proportionately reduced and otherwise to be payable to Grantor upon and subject to the terms of the Future Lease.

         Section 2.8.  Habendum Clause and Subrogation.  TO HAVE
AND TO HOLD the Overriding Royalty unto Grantee, its successors and assigns, forever. This Conveyance is made with full substitution and subrogation of Grantee in and to all covenants and warranties by others heretofore given or made.


                         ARTICLE III

                  Assignments and Transfers

         Section 3.1. Assignment and Transfer by Grantee. Nothing herein contained shall in any way limit or restrict the right of Grantee to sell, convey, assign, mortgage or otherwise dispose of the Overriding Royalty (including its rights, titles, interests, estates, remedies, powers and privileges appurtenant or incident to the Overriding Royalty under this Conveyance), in whole or in part. No change of ownership of the Overriding Royalty shall be binding upon Grantor until Grantor is furnished with copies of the original documents evidencing such change. Upon receipt by Grantor of copies of the original documents evidencing a sale, conveyance, assignment, mortgage or other disposition of the Overriding Royalty, Grantor shall deal with the purchaser or assignee in place of Grantee and references herein to the Grantee shall thereafter be deemed to be references to such purchaser or assignee.

         Section 3.2. Assignment and Transfer by Grantor. Any sale, conveyance, assignment, mortgage or other disposition of the Burdened Interest, or any part thereof or interest therein, by Grantee shall be null and void and of no legal force and effect unless (a) Grantor shall have first obtained the written consent of Grantee, and (b) in the instrument effecting such transfer or other disposition, the transferee or other disposition recipient expressly recognizes and assumes all obligations, covenants and agreements of Grantor hereunder.

         Section 3.3. Covenants Running With the Burdened Interest. All covenants and agreements of Grantor herein contained shall be deemed to be covenants running with the Burdened Interest. All of the provisions hereof shall inure to the benefit of Grantee and its successors and assigns.


                         ARTICLE IV

 Marketing of ORRI Hydrocarbons and Distribution of Proceeds

         Section 4.1. Nature of Marketing Arrangements. Grantor shall have the obligation to prudently market, or cause to be prudently marketed, the oil, gas and other minerals attributable to the Overriding Royalty (the "ORRI Hydrocarbons") on behalf of and for the account of Grantee in arm's-length transactions with reputable purchasers who are not Affiliates, with each such marketing arrangement, including without limitation arrangements relating to sales, treating, transportation, compression and processing, to be hereafter made upon terms and conditions (the "Marketing Terms and Conditions") which (a) are the best and most favorable reasonably obtainable in the general field or area, (b) are at least as favorable as Grantor or any Affiliate of Grantor obtains for the share of oil, gas and/or other minerals attributable to the Burdened Interest or attributable to any other properties in the same field or general area, (c) take into account and give due regard to the best interests of Grantee, and (d) terminate (or are terminable without penalty or detriment) after a primary term not to exceed six months. Grantor hereby represents and warrants that, except to the extent disclosed in Exhibit A hereto, all marketing arrangements in effect as of and/or at any time after the Effective Date comply with the Marketing Terms and Conditions. No ORRI Hydrocarbons are or will become subject to any sales arrangement whereby (i) payment for ORRI Hydrocarbons is or can be deferred for a substantial period after the month in which the ORRI Hydrocarbons are delivered (i.e., in the case of oil, in excess of 30 days, and in the case of gas in excess of 90 days), or (ii) payments may be made other than by checks, drafts, wire transfer or similar communications for the immediate payment of money. Grantor shall duly and prudently perform all obligations performable by it under any arrangements by which ORRI Hydrocarbons are sold or otherwise marketed, and shall take all appropriate measures to enforce the performance under each such arrangement of the obligations of the other parties thereto. As to any third parties, all acts of Grantor in marketing the ORRI Hydrocarbons and all sales or other marketing agreements executed by Grantor in accordance herewith shall be binding on Grantee and the Overriding Royalty; it being understood that the right and obligation to market the ORRI Hydrocarbons is at all times vested in Grantor, and Grantee does not have any such right or obligation or any possessory interest in all or part of the ORRI Hydrocarbons. Accordingly, it shall not be necessary for Grantee to join in any production sales or marketing agreements or any amendments to existing production sales or marketing agreements. Notwithstanding any provision hereof to the contrary, any acts of Grantor in marketing the ORRI Hydrocarbons or in entering production sales or marketing agreements which are not in compliance with the provisions of this Conveyance shall be void, effective from and after the date Grantee notifies Grantor of such noncompliance, as to the ORRI Hydrocarbons.

         Section 4.2. Distribution of Funds. Until notified by Grantee to the contrary, Grantor shall receive all payments for (or on account of) ORRI Hydrocarbons and shall, on or before the last day of each calendar month, distribute any such payments received during the previous calendar month, net only of Permissible Charges, to Grantee by wire transfer to such account(s) or location(s) as Grantee may direct in the Royalty Agreement, or otherwise as Grantee may direct from time to time in writing. Any monies received by Grantee for or on account of ORRI Hydrocarbons shall constitute trust funds in Grantee's hands. Grantee shall have the right at all times, upon written notice sent to Grantor, to begin receiving payment for (or on account of) all ORRI Hydrocarbons directly from the purchasers thereof or from any other parties obligated to make payment therefor. In the event Grantee exercises its right to receive payment for (or on account of) ORRI Hydrocarbons directly, Grantor shall immediately cause to be prepared and executed such division orders, transfer orders, or instructions in lieu thereof, as Grantee (or any third party) may require from time to time to cause payments to be made directly to Grantee; in the event that, for any reason, Grantee cannot (or does not) receive such payments directly, the same shall be collected by Grantor and shall constitute trust funds in Grantor's hands, to be immediately paid over to Grantee by wire transfer to such account or location as Grantee may direct from time to time in writing (or by such other form of transfer reasonably specified by Grantee).

         Section 4.3. Production Records, Statements and Payments. Grantor shall keep full, true, and correct records of the oil, gas, and other hydrocarbons produced from or attributable to the Subject Interests, and the portion attributable to the Overriding Royalty. Such records may be inspected by Grantee or its authorized representatives and copies made thereof at all reasonable times. Grantor shall, on or before the last day of each "Calculation Quarter" (as hereinafter defined) send to Grantee a statement setting forth (i) the production from the Subject Interests for the preceding Calculation Quarter,
(ii) the portion of such production attributable to the Overriding Royalty, (iii) to the extent Grantee does not receive direct payment of proceeds from sale of ORRI Hydrocarbons pursuant to Section 4.2 above, the gross proceeds attributable to the sale of ORRI Hydrocarbons and the Permitted Charges allocable thereto, and (iv) such other data as Grantee may reasonably request, in such form as Grantee may reasonably request. "Calculation Quarter" shall have the meaning given such term in the Credit Agreement; at such time as the term Calculation Quarter shall cease to have any on-going relevance under the Credit Agreement, the term Calculation Quarter as used herein shall be deemed to mean a calendar quarter.

         Section 4.4. Notification to Production Purchasers. ANY AND ALL PURCHASERS OF ORRI HYDROCARBONS (AND/OR ANY OIL, GAS AND/OR OTHER HYDROCARBONS ATTRIBUTABLE TO THE BURDENED INTEREST) SHALL HAVE THE RIGHT TO ASSUME THAT THE OVERRIDING ROYALTY IS STILL VALID AND EXISTING -- CALCULATED UTILIZING AN ORRI PERCENTAGE OF 7% -- UNTIL SUCH TIME AS SUCH
PURCHASER IS NOTIFIED IN WRITING BY GRANTEE TO BEGIN MAKING PAYMENTS ON SOME OTHER BASIS. UNTIL RECEIVING SUCH WRITTEN NOTIFICATION, ALL PURCHASERS OF PRODUCTION SHALL CONTINUE MAKING PAYMENTS IN ACCORDANCE WITH THE FOREGOING ASSUMPTIONS (AND OTHERWISE IN ACCORDANCE WITH THE DIRECTIVES SET OUT IN
SECTION 4.2 HEREOF), AND SHALL NOT PLACE THE FUNDS IN
SUSPENSE.


                          ARTICLE V

          Representations, Warranties and Covenants

         Grantor hereby represents, warrants and covenants for the benefit of Grantee as follows:

         Section 5.1. Operations. The Subject Interests and properties unitized therewith are being (and, to the extent the same could adversely affect the ownership or operation of the Subject Interests after the date hereof, have during Grantor's tenure of ownership been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable laws, rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with all oil, gas or their mineral leases, deeds and other contracts and agreements forming a part of the Subject Interests. Grantor has all governmental licenses and permits necessary or appropriate to own and operate the Subject Interests, and Grantor has not received notice of any violations in respect of any such licenses or permits. Grantor shall be obligated to develop, operate and maintain the Burdened Interest as would a prudent operator.
Decisions with regard to the conduct of operations are to be made by Grantor without considering the effect of the Overriding Royalty as a burden on the Subject Interests. As to any portions of the Burdened Interest as to which Grantor is not the operator, Grantor shall take all such action and exercise all such rights and remedies as are legally available to it to cause the operator to so develop, maintain and operate such portions of the Burdened Interest.

         Section 5.2. Title. Grantor has good and defensible title to the Subject Interests, free and clear of all liens, security interests, and encumbrances except for (i) the contracts, agreements, burdens, encumbrances and other matters set forth in the descriptions of certain of the Subject Interests on Exhibit A hereto, (ii) the liens and security interests evidenced by the Mortgage, (iii) liens imposed by mandatory provisions of law for taxes and governmental charges, levies or assessments which are not yet delinquent or (A) which are being contested in good faith by appropriate action promptly and diligently conducted, (B) for which adequate cash reserves (segregated to the extent required by generally accepted accounting principles) have been set aside, (C) with respect to which levy and execution thereon have been stayed and continue to be stayed, and (D) do not, individually or in the aggregate, materially detract from the value of the Subject Interests in question or materially impair the use of such Subject Interests in Grantor's business, (iv) liens under operating agreements, pooling orders and unitization agreements, and mechanics' and materialmen's liens, with respect to obligations which are not yet due, and (v) minor defects and irregularities in title to any Subject Interests, so long as such defects and irregularities neither (A) are liens which secure third party indebtedness or obligations nor (B) materially impair the value of Subject Interests or the use thereof for the purposes for which such Subject Interests are held. Grantor will warrant and defend title to the Subject Interest, subject as aforesaid, against the claims and demands of all persons claiming or to claim the same or any part thereof; provided that, from and after the Final Date, Grantor shall be obligated to warrant and defend title to the Subject Interests against only claims and demands arising by, through or under Grantor, but not otherwise. Without limitation of the foregoing, with respect to each Subject Interest, the ownership of Grantor in such Subject Interest does and will, (a) with respect to each tract of Subject Lands described in Part One of Exhibit A in connection with such Subject Interest, entitle Grantor to receive (subject to the terms and provisions of this Conveyance) a decimal or percentage share of the oil, gas and other hydrocarbons produced from, or allocated to, such tract equal to not less than the decimal or percentage share set forth in Part One of Exhibit A in connection with such tract under the word "Net Revenue Interest" and (b) if such Subject Interest is shown on Part One of Exhibit A to be subject to a unit or units, with respect to each such unit, entitle Grantor to receive (subject to the terms and provisions of this Conveyance) a decimal or percentage share of all substances covered by such unit which are produced from, or allocated to, such unit equal to not less than the decimal or percentage share set forth in Part One of Exhibit
A in connection with such Subject Interest under the word
"Net Revenue Interest" (and if such Subject Interest is subject to more than one unit, words identifying such interest with such unit). Further, without limitation of the foregoing, the ownership by Grantor of the Subject Interests does and will, with respect to each well or unit identified on Schedule I, attached hereto and made a part hereof, entitle Grantor to receive (subject to the terms and provisions of this Conveyance) a decimal or percentage share of the oil, gas and other hydrocarbons produced from, or allocated to, such well or unit equal to not less than the decimal or percentage share set forth, for such well or unit, in the column headed "Net Revenue Interest" on
Schedule I. The above-described shares of production which Grantor is entitled to receive and shares of expenses which Grantor is obligated to bear are not and will not be subject to change other than changes which (i) arise pursuant to non-consent provisions of operating agreements in connection with operations hereafter proposed, or (ii) are reflected in Exhibit A and/or Schedule I, as the case may be.

         Section 5.3. Leases, Deeds and Contracts; Performance of Obligations. The oil, gas and/or mineral leases, contracts, servitudes, fees, deeds, and other agreements forming a part of the Subject Interests, to the extent the same cover or otherwise relate to the Subject Interests, are in full force and effect, and Grantor agrees to so maintain them in full force and effect to the extent a prudent operator, without giving effect to the Overriding Royalty or this Conveyance, would do so.

         Section 5.4. Environmental Matters. The Subject Interests are not in violation of or subject to any existing, pending or, to the best knowledge of Grantor, threatened investigation or inquiry by any governmental authority or to any remedial obligations under any applicable laws, orders, rules, or regulations pertaining to health, pollution or the environment (such laws, orders, rules or regulations, as they now exist or may hereafter be enacted and/or amended, are hereinafter sometimes collectively called "Applicable Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, hereinafter called "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, hereinafter called "RCRA") and applicable federal, state, and local law, and this representation would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Subject Interests and Grantor. No hazardous substances or solid wastes have been disposed of or otherwise released on or to the Subject Interests or the "Associated Property" (as such term is hereinafter defined). The use which Grantor makes and intends to make of the Subject Interests will not result in the disposal or other release of any hazardous substance or solid waste on or to the Subject Interests or the Associated Property. The terms "hazardous substance" and "release" as used in this Conveyance shall have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") shall have the meanings specified in RCRA; provided, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and provided further that to the extent that the laws of the states in which the Subject Interests are located establish a meaning for "hazardous substance," "release," "solid waste," or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. To the best knowledge of Grantor after due inquiry, the Associated Property is not in violation of any Applicable Environmental Laws for which Grantor or its predecessors in ownership or operation of any Subject Interest would be responsible. The term "Associated Property" as used in this Conveyance shall mean any and all interests in and to (and or carved out of) the lands which are described or referred to in Exhibit A hereto, or which are otherwise described in any of the oil, gas and/or mineral leases, deeds or other instruments described or referred to in Exhibit A, whether or not such property interests are owned by Grantor. Grantor will not cause or permit the Subject Interests or, to the extent Grantor has legal means and capacity, the Associated Property to be in violation of any Applicable Environmental Laws; Grantor will further not do anything or permit anything to be done which will subject the Subject Interests or the Associated Property to any remedial obligations under any Applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Subject Interests or the Associated Property and Grantor will promptly notify Grantee in writing of any existing, pending or, to the best knowledge of Grantor, threatened investigation or inquiry by any governmental authority in connection with any Applicable Environmental Laws. Grantor will take all steps necessary (and legally available to it) to determine that no hazardous substances or solid wastes are or have been disposed of or otherwise released or being released on or to the Subject Interests or the Associated Property. Grantor will not cause or permit the disposal or other release of any hazardous substance or solid waste on or to the Subject Interests or, to the extent Grantor has legal means and capacity, the Associated Property, and covenants and agrees to keep or cause the Subject Interests and, to the extent Grantor has legal means and capacity, the Associated Property to be kept free of any hazardous substance or solid waste and to remove or remediate any hazardous substance or solid waste on the Subject Interests or, to the extent Grantor has legal means and capacity, the Associated Property (or, if removal and/or remediation is prohibited by law, to take whatever action is required by law) promptly upon discovery at its sole expense.

         Section 5.5. Overproduced Positions. Except as disclosed in the Royalty Agreement, there are no Overproduced Positions relating to the Grantor's interest in the Part One Properties; to the best of Grantor's knowledge, except as disclosed in the Royalty Agreement, there are no Overproduced Positions relating to the Part Two Properties.


                         ARTICLE VI

                  Miscellaneous Provisions

         Section 6.1. Further Assurances. Grantor agrees to execute and deliver to Grantee, and, to the extent it is within Grantor's power to do so, to cause any third parties to execute and deliver to Grantee, all such other and additional instruments and to do all such further acts and things as may be necessary or appropriate to more fully vest in and assure to Grantee all of the rights, titles, interests, remedies, powers and privileges herein granted or intended so to be. Grantee agrees to execute and deliver to Grantor all such other and additional instruments and to do all such further acts and things as may be necessary or appropriate to more fully vest in and assure to Grantor all of the rights, titles, interests, remedies, powers and privileges herein granted or intended so to be.

         Section 6.2. No Waiver. The failure of any party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party-s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

         Section 6.3. Applicable Law. THE INTERNAL LAWS OF THE STATE IN WHICH A SPECIFIED PART ONE PROPERTY OR PART TWO PROPERTY IS LOCATED, WITHOUT REFERENCE TO THE CHOICE OF LAWS RULES OF SUCH STATE, SHALL GOVERN WITH RESPECT TO PROCEDURAL
AND SUBSTANTIVE ISSUES RELATING TO THE RIGHTS AND INTERESTS
OF THE PARTIES IN SUCH SPECIFIED PROPERTY CREATED BY THIS INSTRUMENT. EXCEPT AS SET FORTH IN THE FOREGOING SENTENCE,
THIS INSTRUMENT SHALL BE CONSTRUED AND ENFORCED IN
ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN CALIFORNIA, WITHOUT REFERENCE TO THE CHOICE
OF LAWS RULES OF CALIFORNIA.

         Section 6.4. Severability. Every provision in this Conveyance is intended to be severable. If any term or provision hereof is determined to be invalid, illegal or unenforceable for any reason whatsoever, such invalidity, illegality or unenforceability shall not affect the validity, legality and enforceability of the remainder of this Conveyance.

         Section 6.5.  No Personal Liability of
Grantee/Indemnities. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS CONVEYANCE, GRANTEE SHALL NEVER PERSONALLY BE RESPONSIBLE FOR PAYMENT OF ANY PART OF THE COSTS, EXPENSES OR LIABILITIES INCURRED IN CONNECTION WITH THE EXPLORING, DEVELOPING, OPERATING, OWNING AND/OR MAINTAINING OF THE SUBJECT INTERESTS. GRANTOR AGREES TO INDEMNIFY AND HOLD GRANTEE AND ITS DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS AND AFFILIATES, HARMLESS FROM AND AGAINST ALL SUCH COSTS, EXPENSES AND LIABILITIES (WITH SUCH INDEMNITY TO ALSO COVER ALL COSTS AND EXPENSES OF GRANTEE, INCLUDING REASONABLE LEGAL FEES AND EXPENSES, WHICH ARE INCURRED INCIDENT TO THE MATTERS INDEMNIFIED AGAINST); provided, however, that Permissible Charges shall, to the extent the same relate to periods after the Effective Date, nevertheless be chargeable against the Overriding Royalty as and to the extent herein permitted. EXPRESSLY WITHOUT LIMITATION OF THE GENERALITY OF THE FOREGOING, GRANTOR HEREBY AGREES TO INDEMNIFY AND HOLD GRANTEE AND ITS DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS AND AFFILIATES, HARMLESS FROM AND AGAINST ALL CLAIMS, DEMANDS, LIABILITIES, LOSSES, DAMAGES, COSTS AND EXPENSES (A) ARISING FROM ANY FAILURE OF GRANTOR TO PERFORM OR COMPLY WITH ANY OF THE PROVISIONS OF THIS CONVEYANCE, (B) ARISING OUT OF THE CONDITION OF THE SUBJECT INTERESTS (WHETHER KNOWN OR UNKNOWN, LATENT OR PATENT) ON, BEFORE OR AFTER THE DATE HEREOF, AND/OR (C) ARISING UNDER ANY APPLICABLE ENVIRONMENTAL LAWS, WHETHER NOW IN EXISTENCE OR HEREINAFTER ENACTED. THE INDEMNITIES AND HOLD HARMLESS PROVISIONS CONTAINED IN THIS SECTION 6.5 SHALL APPLY WHETHER OR NOT THE INDEMNIFIED PARTY WAS WHOLLY OR PARTIALLY NEGLIGENT (OTHER THAN GROSSLY NEGLIGENT).

         Section 6.6. Counterparts. This Conveyance is being executed in several counterparts, all of which are identical, except that, (a) to facilitate recordation, in certain counterparts hereof only that portion of Exhibit A which contains specific descriptions of the Subject
Interests located in the recording jurisdiction in which the counterpart is to be recorded shall be included, and all other portions of Exhibit A shall be included by reference only, (b) only those counterparts hereof being retained by Grantor and Grantee include Schedule I, and (c) only those counterparts hereof being retained by Grantor or Grantor are necessarily executed by Grantee. All of such counterparts together shall constitute one and the same instrument. Complete copies of this Conveyance containing the entire Exhibit A and Schedule I have been retained by Grantor and Grantee.

         THIS CONVEYANCE IS EXECUTED this 29th day of November,
1995, effective as of the Effective Date.

WITNESSES TO SIGNATURE OF GRANTOR:   INLAND PRODUCTION COMPANY


                             By:
                                  Kyle R. Miller
                                  President




                             TCW DR IV Royalty
Partnership, L.P.

                             By:  TCW Royalty Company IV,
                                  Managing               Partner


                             By:
                                  Arthur R. Carlson
                                                    Managing
Director

                             By:
                                  William K. White
                                                    Senior Vice
President



ADDRESS OF GRANTOR:

475 17th Street, Suite 1500
Denver, Colorado  80202


ADDRESS OF GRANTEE:

c/o Trust Company of the West
865 South Figueroa
Los Angeles, California 90017


This instrument
prepared by:

Karen E. Lynch
Thompson & Knight, A Professional Corporation
1700 Pacific Avenue, Suite 3300
Dallas, Texas  75201
(214) 969-1316
                       ACKNOWLEDGMENTS


STATE OF CALIFORNIA

COUNTY OF LOS ANGELES

    BE IT REMEMBERED THAT I, the undersigned authority, a notary public duly qualified, commissioned, sworn and acting in and for the county and state aforesaid, and being authorized in such county and state to take acknowledgments, hereby certify that, on this 29th day of November, 1995, there personally appeared before me Kyle R. Miller, the President of Inland Production Company, a Texas corporation, known to me to be such officer, such corporation being a party to the foregoing instrument, and I hereby further certify as follows:

                           WYOMING

On this 29th day of November, 1995, before me, the undersigned authority, personally came and appeared Kyle R. Miller, to me personally known and known by me to be the person whose genuine signature is affixed to the foregoing document as the President of Inland Production Company, a Texas corporation, who signed said document before me in the presence of the two witnesses, whose names are thereto subscribed as such, being competent witnesses, and who acknowledged, in my presence and in the presence of said witnesses, that he signed the above and foregoing document as his own free act and deed on behalf of such corporation by authority of its board of directors and as the free act and deed of such corporation and for the uses and purposes therein set forth and apparent.

                            UTAH

This instrument was acknowledged before me on this 29th day of November, 1995, by Kyle R. Miller as President of Inland
Production Company, a Texas corporation, on behalf of said corporation. He is known to me.

IN TESTIMONY AND WITNESS WHEREOF, the said appearer has signed these presents, together with the said witnesses, and I have hereunto set and subscribed my hand and affixed my official seal on the day and year above written, in the City of Los Angeles, County of Los Angeles, State of California.





                             NOTARY PUBLIC, State of
California

My commission expires:



[SEAL]